Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-120762 and 333-122427) and on Forms S-8 (Nos. 333-116395, 333-90592, and 333-89302) of Redwood Trust, Inc. of our report dated March 14, 2005 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
February 24, 2006